UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 22, 2007
PERFORMANCE FOOD GROUP COMPANY

(Exact Name of Registrant as Specified in Charter)

Tennessee	0-22192	54-0402940

(State or Other Jurisdiction	(Commission	(I.R.S. Employer Identification
of Incorporation)	File Number)	No.)

12500 West Creek Parkway, Richmond, Virginia	23238

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (804) 484-7700
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
     On February 27, 2007, Performance Food Group Company, a Tennessee corporation (the “Company”), issued a press release announcing its earnings results for the three and twelve months ended December 30, 2006, the text of which is furnished herewith as Exhibit 99.1.
     The press release furnished herewith as Exhibit 99.1 contains certain non-GAAP financial measures as defined by Regulation G of the rules and regulations of the Securities and Exchange Commission. To supplement the Company’s consolidated financial statements prepared on a GAAP basis, the Company is disclosing non-GAAP EPS from continuing operations and non-GAAP earnings from continuing operations, in each case excluding stock compensation expense for the three and twelve months ended December 30, 2006 and free cash flow for the three and twelve months ended December 30, 2006 and December 31, 2005.
     The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in the press release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.
     The Company believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. The Company included non-GAAP EPS from continuing operations and non-GAAP earnings from continuing operations, in each case excluding stock compensation expense for the three and twelve months ended December 30, 2006, because it believes that these measures more clearly reflect the Company’s operating performance for the 2006 fourth quarter and full year when stock compensation expense related to stock option awards and the Company’s Employee Stock Purchase Plan was required to be expensed as compared to the same periods in 2005 when these items were not required to be expensed. Non-GAAP EPS from continuing operations and non-GAAP earnings from continuing operations, in each case also exclude stock compensation expense associated with awards of restricted stock, which the Company believes provides investors with additional information to evaluate the Company’s ongoing operational performance.
     Management believes that free cash flow provides useful information to investors regarding the Company’s ability to generate cash without external financings. Management uses free cash flow to help gauge the resources available for strategic opportunities such as making acquisitions, investing in the business and strengthening the Company’s balance sheet, and uses this measure in making operating decisions, allocating financial resources and for budget planning purposes. Free cash flow does not, however, take into account the Company’s debt service requirements and other non-discretionary expenditures and therefore is not necessarily indicative of amounts of cash that may be available for discretionary uses. Free cash flow should be considered in addition to, and not in lieu of, cash flow from operations, net earnings and other measures of financial performance prepared in accordance with GAAP.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory                   Arrangements of Certain Officers.
     On February 22, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved the Performance Food Group Company 2007 Cash Incentive Plan (the “Cash Incentive Plan”) which is intended to provide incentives to members of management, including the Company’s named executive officers, in the form of cash incentive payments for achieving certain performance goals established by the Committee. The performance awards will be based on achievement of established earnings per diluted share, or in some cases earnings before interest and taxes, goals as well as other criteria specific to the individual for the 2007 fiscal year. Actual awards can range from zero to 120% of a participant’s base salary with the following maximum percentages established for the following executive officers:

Name	Percentage Target
Steven L. Spinner	120%
John D. Austin	100%
Thomas Hoffman	120%
Joseph J. Paterak, Jr.	116%
Charlotte L. Perkins	75%
     In addition, the Cash Incentive Plan provides for the possibility of cash incentive payments for performance over a performance period that is longer than the 2007 fiscal year. While the Committee has not yet established any performance goals for the two-year performance period ending January 3, 2009, the Company expects that the Committee will establish such goals during the first quarter of 2007 and that such goals will be based on the Company’s operating performance as well as other criteria specific to the individual for the two-year performance period ending January 3, 2009. The Company anticipates that if the Committee establishes performance goals for the two year period ending January 3, 2009, that actual awards for that period may range from zero to an additional 25% of a participant’s base salary with the maximum percentages for the following executive officers expected to be set at the following levels:

Name	Percentage Target
Steven L. Spinner	25%
John D. Austin	25%
Thomas Hoffman	25%
Joseph J. Paterak, Jr.	25%
Charlotte L. Perkins	25%
     The Committee will administer and make all determinations under the Cash Incentive Plan.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits
Exhibit 10.1 below is to be deemed filed herewith and Exhibit 99.1 below is to be deemed furnished herewith.

10.1	Performance Food Group Company 2007 Cash Incentive Plan

99.1	Press Release of Performance Food Group Company dated February 27, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFORMANCE FOOD GROUP COMPANY
By:	/s/ John D. Austin
	Name:	John D. Austin
	Title:	Senior Vice President and Chief Financial Officer

Date: February 27, 2007

EXHIBIT INDEX

Exhibit
No.	Description

10.1	Performance Food Group Company 2007 Cash Incentive Plan
99.1	Press Release of Performance Food Group Company dated February 27, 2007